Exhibit 99(a)(1)(F)

AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK
(with respect to Anti-Dilution Amendment)

This Amendment (this “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of the Effective Date (as defined below) by and between Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”), and each holder of an Original Warrant (as defined below) as of the Effective Date. Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, the Company issued warrants of like tenor to purchase an aggregate of 21,549,510 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $2.00 per share issued to investors participating in the Company’s private placement financing with respect to which a closing occurred on July 31, 2014 (each such warrant, an “Original Warrant” and collectively, the “Original Warrants”); and

WHEREAS, as discussed in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock dated October 28, 2016, a copy of which has been delivered to each holder of Original Warrants (the “Offer to Amend and Exercise”), the Company desires to amend the Original Warrants that are not exercised in the Offer to Amend and Exercise in order to remove any price-based anti-dilution provisions therefrom and in connection therewith is seeking approval of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.    Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. Section 3(b) of the Warrant is hereby deleted in its entirety.

2.    Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

3.    Governing Law. This Amendment will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

4.    Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

5.    Approval of Amendment; No Execution Required. By the Holder’s execution and delivery of an Election to Consent, Participate and Exercise Warrant electing therein to consent to the Anti-Dilution Amendment in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.